Exhibit 99.1

The PMI Group, Inc.

NEWS RELEASE
Investor and media contacts:
Glen Corso / Matt Nichols
925.658.6429 / 925.658.6618

THE PMI GROUP, INC. REPORTS RECORD 2004 EARNINGS

34% GROWTH IN EARNINGS FROM CONTINUING OPERATIONS

Walnut Creek, CA, February 4, 2005, — The PMI Group, Inc. (NYSE: PMI) (the “Company”) today announced that consolidated net income from continuing operations totaled $81.7 million for the quarter ended December 31, 2004 and $366.5 million for the year ended December 31, 2004, compared to $65.9 million and $274.3 million for the same periods a year ago. Consolidated net income totaled $80.5 million for the quarter ended December 31, 2004 and $399.3 million for the year ended December 31, 2004, compared to $80.2 million and $299.4 million for the same periods a year ago.

Net income per share for the quarter and year totaled $0.79 and $3.87 respectively, compared to $0.80 and $3.09 for the same periods a year ago.

Results for the quarter include a realized capital loss from the Company’s investment in Select Portfolio Servicing, Inc. (“SPS”) of $13.3 million (after tax) ($0.14 per share), a reduction of the realized capital gain from the sale of American Pioneer Title Insurance Company (“APTIC”) of $1.1 million (after tax) ($0.01 per share), and the dilutive effect of a change in accounting principle related to contingent convertible debentures of $0.05 per share. Results for the year include a realized capital gain from the sale of APTIC of $29.0 million (after tax) ($0.30 per share), a realized capital loss on the Company’s investment in SPS of $13.3 million (after tax) ($0.14 per share) and the dilutive effect of a change in accounting principle related to contingent convertible debentures of $0.24 per share.

In 2004, the FASB’s Emerging Issues Task Force reached a final consensus that the dilutive effect of contingent convertible debt must be included in earnings per share regardless of whether the triggering contingency has been satisfied. For the Company, this change in accounting principle resulted in the addition of 8.15 million common shares to shares outstanding and was applied on a retroactive basis requiring a restatement of prior periods’ earnings per share. The dilutive effect of this change in accounting principal on diluted earnings per share for the quarter and year was $0.05 per share and $0.24 per share respectively, compared to $0.05 per share and $0.20 per share for the same periods a year ago.

RECONCILIATION OF DILUTED EARNINGS PER SHARE

(Dollars and shares, except per share amounts in millions)	Q4 2004	2004	Q4 2003	2003
Net Income	$80.5	$399.3	$80.2	$299.4
Plus: interest expense on contingent convertible debentures, net of taxes	2.0	7.7	1.9	7.4

Net income after assumed conversion	$82.5	$407.0	$82.1	$306.8

Diluted weighted average shares:
Before conversion of contingent convertible debentures	96.3	97.1	94.5	91.0
Effect of conversion of contingent convertible debentures	8.2	8.2	8.2	8.2

Diluted weighted average shares after assumed conversion	104.4	105.2	102.6	99.2

Diluted earnings per share	$0.79	$3.87	$0.80	$3.09

Note: Amounts may not total due to rounding

2004 Highlights

•	Combined[1] insurance in force grew to a record $267.3 billion at December 31, 2004 from $237.3 billion at December 31, 2003;

•	Consolidated revenues grew 16 percent over 2003 to $1,038 million compared to $891.7 million;

•	Consolidated premiums earned grew 11 percent to $770.4 million compared to $696.9 million;

•	Premiums earned from International Operations[2] increased $32.3 million or 31 percent over 2003 to $136.3 million;

•	The first full year of the Company’s investment in Financial Guaranty Insurance Company (“FGIC”) yielded equity in earnings of $56.6 million (after tax);

•	Completed the Company’s $100 million common share repurchase program.

Results for the Company include:

•	Favorable net income impacts of $1.3 million and $10.2 million for the quarter and year respectively, due to a change in the average foreign currency exchange rates compared to the same periods a year ago. Mark-to-market losses related to the foreign currency put options purchased to mitigate the effects of a strengthening in the U.S. dollar were $0.2 million for the quarter and $1.1 million for the year.

[1]	“Combined” includes results from U.S. Mortgage Insurance Operations, CMG Mortgage Insurance Company (“CMG”), PMI Australia and PMI Europe.
[2]	“International Operations” includes the results of PMI Australia, PMI Europe and the results of operations in Hong Kong.

The diluted weighted average common shares outstanding for the quarter and year totaled 104.4 million and 105.2 million respectively, compared to 102.6 million and 99.2 million for the same periods a year ago. The increases reflect the issuance of 5.75 million shares in November 2003 as a result of the Company’s common stock offering, partially offset by the Company’s repurchase of 2.5 million common shares in the second half of 2004. For the quarter and year, 1.5 million common shares and 2.5 million common shares respectively were repurchased at a cost of $60.3 million and $100 million respectively.

Combined new insurance written (including new credit default swaps written) for the quarter and year was $19.1 billion and $83.4 billion respectively, compared to $39.3 billion and $113.2 billion for the same periods a year ago. The decreases were due primarily to declines in new insurance written by U.S. Mortgage Insurance Operations3, partially offset by increases in new insurance written by PMI Australia. Combined insurance in force (including new credit default swaps written) at December 31, 2004 was $267.3 billion, compared to $237.3 billion at December 31, 2003. The increase was due primarily to an increase in insurance in force for PMI Australia.

Consolidated net premiums written for the quarter and year totaled $200.1 million and $771.4 million respectively, compared to $350.9 million and $876.0 million for the same periods a year ago. The decreases were due primarily to a single premium non-refundable policy executed in the fourth quarter of 2003 totaling $114 million of net premiums written for U.S. Mortgage Insurance Operations.

Consolidated premiums earned for the quarter and year totaled $202.3 million and $770.4 million respectively, compared to $182.4 million and $696.9 million for the same periods a year ago. The increase for the quarter was due primarily to the increase in premiums earned for U.S. Mortgage Insurance Operations. The increase for the year was due primarily to increases in premiums earned for U.S. Mortgage Insurance Operations and International Operations.

Consolidated net investment income for the quarter and year totaled $43.0 million and $168.6 million respectively, compared to $47.2 million and $149.8 million for the same periods a year ago. The decrease for the quarter was due primarily to a reduction in the amount of cash available for investment due to the repurchase of $100 million of common stock during the third and fourth quarters of 2004. The increase for the year was due primarily to an increase in the investment portfolio average balance.

Consolidated losses and loss adjustment expenses for the quarter and year totaled $60.1 million and $237.3 million respectively, compared to $59.4 million and $209.1 million

[3]	“U.S. Mortgage Insurance Operations” includes the results of PMI Mortgage Insurance Co. and affiliated U.S. reinsurance companies and equity in earnings from CMG.

for the same periods a year ago. The increase for the year was due primarily to the higher losses and loss adjustment expenses incurred by U.S. Mortgage Insurance Operations and to the change between the losses and loss adjustment expenses/(reversals) for PMI Australia for 2004 of $0.6 million compared to ($8.2) million for 2003.

Consolidated reserve for losses and loss adjustment expenses totaled $364.8 million at December 31, 2004, compared to $346.9 million at December 31, 2003. The increase was led principally by an increase in loss reserves for U.S. Mortgage Insurance Operations and PMI Europe.

Consolidated other underwriting and operating expenses for the quarter and year totaled $57.8 million and $201.8 million respectively, compared to $46.3 million and $175.7 million for the same periods a year ago. The increases for the quarter and year were due primarily to the higher expenses for U.S. Mortgage Insurance Operations and PMI Australia, partially offset by lower U.S. contract underwriting expenses.

Consolidated income tax expense from continuing operations for the year totaled $112.5 million and includes the third quarter 2004 reversal of a $4.7 million tax reserve established in connection with notices of assessment received from the California Franchise Tax Board for dividends received by the Company from its wholly-owned insurance company subsidiaries. Legislation enacted by the State of California on September 29, 2004 permits an irrevocable election to take a deduction of 80% of qualifying dividends received by holding companies. The Company has made this election.

2004 SEGMENT HIGHLIGHTS

(Dollars in millions)	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty[4]	Other[5]	Total
Net premiums written	$598.1	$173.2	$—	$0.0	$771.4	*
Premiums earned	634.0	136.3	—	0.0	770.4	*
Equity in earnings	15.3	—	67.8	0.4	83.6	*
Total revenues	754.1	191.3	67.8	24.9	1,038.2	*
Losses, expenses and interest expense	404.2	48.7	—	106.4	559.2	*
Net income	$254.5	$99.9	$60.7	$(15.8)	$399.3

*	Does not total due to rounding
[4]	“Financial Guaranty” includes the equity in earnings from FGIC and RAM Re.
[5]	“Other” includes the results from the holding company, equity in earnings/losses from SPS, limited partnerships, PMI Mortgage Services Co., dormant insurance companies and the discontinued operations of APTIC.

U.S. Mortgage Insurance Operations

Net income for U.S. Mortgage Insurance Operations for the quarter and year totaled $69.8 million and $254.5 million respectively, compared to $59.4 million and $245.5 million for the same periods a year ago. The increases were due primarily to increases in premiums earned, partially offset by increases in other underwriting and operating expenses, including a field operations restructuring charge of $2.9 million.

Net premiums written for U.S. Mortgage Insurance Operations for the quarter and year totaled $153.9 million and $598.1 million respectively, compared to $252.9 million and $685.1 million for the same periods a year ago. The decreases were due to the execution of a single premium non-refundable policy executed in the fourth quarter of 2003 totaling $114 million, partially offset by increases in monthly premium plan premiums received.

Premiums earned for the quarter and year totaled $168.3 million and $634.0 million respectively, compared to $145.2 million and $592.8 million for the same periods a year ago. The increases were due primarily to an increase in the average premium rate as a result of a higher percentage of policies with deeper coverage, a higher percentage of policies on adjustable rate mortgages and a higher proportion of mortgages with higher loan to value ratios, all compared to the same periods a year ago. The increase for the year was also attributable to $14.5 million of premiums earned from the cancellation of coverage on certain loans insured under a non-refundable single-premium policy.

Net investment income for the quarter and year totaled $25.5 million and $102.2 million respectively, compared to $35.6 million and $103.1 million for the same periods a year ago. The decreases were due primarily to adjustments made in the fourth quarter of 2003 related to the amortization of discounts and call premiums on bonds called for early redemption, partially offset by increases in the investment portfolio and municipal bond refundings.

Equity in earnings from CMG Mortgage Insurance Company for the quarter and year totaled $3.0 million (after tax) and $9.9 million (after tax) respectively, compared to $2.5 million (after tax) and $8.8 million (after tax) for the same periods a year ago. The increases were due primarily to the growth of insurance in force and premiums earned.

Losses and loss adjustment expenses for the quarter and year totaled $58.4 million and $233.2 million respectively, compared to $58.2 million and $214.7 million for the same periods a year ago. The increase for the year was due primarily to increases in primary claims paid and additions to loss reserves.

Amortization of policy acquisition costs for the quarter and year totaled $16.6 million and $72.1 million respectively, compared to $20.3 million and $78.9 million for the same periods a year ago. The deferred policy acquisition cost asset declined $15.7 million from December 31, 2003 as the amortization of deferred costs outpaced additions.

Other underwriting and operating expenses for the quarter and year totaled $27.3 million and $98.5 million respectively, compared to $19.5 million and $72.2 million for the same periods a year ago. The increase for the year was due primarily to: the recognition of expenses previously deferred as acquisition costs; increases in 2004 compensation and related expenses and 2003 compensation and related expenses paid in the first quarter of 2004; higher depreciation expense attributable to increased technology investments; and the reallocation of expenses previously recorded as loss adjustment expenses. The increase for the quarter was due primarily to compensation related expenses, the recognition of expenses previously deferred as acquisition costs and higher depreciation expense attributable to increased technology investments.

Reported separately from other underwriting and operating expenses, in 2004 the Company incurred expenses of $2.9 million (pre-tax) related to the consolidation of certain field underwriting and sales offices and the reduction in the number of personnel. The consolidation and reduction is expected to result in annual pre-tax savings of $5 million to $6 million beginning in 2005.

In addition to the other underwriting and operating expenses above, during the third quarter 2004, the Company received a $2.6 million (pre-tax) refund relating to the settlement in 2001 of the Baynham class action litigation.

NEW INSURANCE WRITTEN

(Dollars in billions)	Q4 2004	2004	Q4 2003	2003
Domestic[6] new primary mortgage insurance written	$11.8	$46.6	$13.3	$64.3
Excluding CMG	10.5	41.2	11.9	57.3
Bulk transactions	2.3	5.0	1.4	7.1
Domestic mortgage pool insurance written	3.0	10.5	8.4	16.0

Domestic new insurance written for the quarter and year totaled $11.8 billion and $46.6 billion respectively, compared to $13.3 billion and $64.3 billion for the same periods a year ago. The decreases were due primarily to lower mortgage origination volume and lower mortgage insurance volume, together with an increase in the fourth quarter in bulk insurance writings compared to fourth quarter 2003.

[6]	“Domestic” includes results from U.S. Mortgage Insurance Operations and CMG.

PRIMARY MORTGAGE INSURANCE IN FORCE

(Dollars in billions)	as of 12/31/04	as of 12/31/03
Domestic primary insurance in force	$119.4	$117.8
Excluding CMG	105.3	105.2
Domestic primary risk in force	28.9	27.4
Excluding CMG	25.7	24.7
Domestic annual primary persistency rate	61.8%	45.1%
Excluding CMG	60.9%	44.6%

Domestic primary insurance in force totaled $119.4 billion, compared to $117.8 billion a year ago. The increase was a result of a slowing in policy cancellations over the previous year. The domestic annual persistency rate increased to 61.8 percent as of December 31, 2004 from 45.1 percent as of December 31, 2003.

Pool risk in force as of December 31, 2004 was $2.4 billion, compared to $2.9 billion at December 31, 2003.

DEFAULT RATE

	as of 12/31/04	as of 12/31/03
Domestic primary mortgage insurance	4.37%	4.10%
Excluding CMG	4.86%	4.53%
Excluding CMG and bulk transactions	4.30%	3.89%
Bulk transactions only	9.19%	9.45%
Pool insurance	5.50%	4.36%

At December 31, 2004, the Company’s U.S. primary insurance default rate, excluding CMG, was 4.86 percent compared to 4.53 percent at December 31, 2003. The increase was due to a combination of a 3 percent decrease in the number of policies in force and a 4 percent increase in delinquent loan inventory.

At December 31, 2004, the Company’s U.S. pool insurance default rate was 5.50 percent compared to 4.36 percent at December 31, 2003. The increase was due primarily to the 19 percent decrease in pool insurance policies in force. The Company believes that its modified pool insurance products’ risk reduction features, including a stated stop loss limit, exposure limits on each individual loan in the pool, and deductibles, in some instances reduce the Company’s potential for loss exposure on loans insured by those products.

CLAIMS PAID – EXCLUDING CMG

(Dollars in millions)	Q4 2004	2004	Q4 2003	2003
Claims paid

Primary – traditional flow	$36.9	$141.3	$32.6	$114.7
Primary – bulk	10.8	51.9	16.8	62.2

Total primary	47.7	193.2	49.4	176.9
Total pool and other	4.4	17.7	4.4	15.7

Total claims paid	$52.1	$210.9	$53.8	$192.6

Primary claims paid for the quarter and year totaled $47.7 million and $193.2 million respectively, compared to $49.4 million and $176.9 million for the same periods a year ago. We believe the increase in claims paid in 2004 was influenced by the seasoning of our insurance portfolio and general economic conditions, partially offset by our loss mitigation efforts.

International Operations

Net income from International Operations for the quarter and year totaled $24.2 million and $99.9 million respectively, compared to $24.2 million and $78.6 million for the same periods a year ago. The flat quarterly results were attributable to strong premiums earned and net investment income recorded in the fourth quarter 2003. The strong fourth quarter 2003 results were due primarily to a reinsurance arrangement that was part of the then pending acquisition of the UK lenders’ mortgage insurance portfolio from R&SA which closed in the fourth quarter 2003 and retroactive to July 2003. The increase for the year was the result of increases in premiums earned for PMI Australia and PMI Europe and the strengthening of the Australian dollar and the Euro compared to the U.S. dollar, partially offset by the change between the losses and loss adjustment expenses/(reversals) for PMI Australia for 2004 of $0.6 million compared to ($8.2) million for 2003. The results of our International Operations are subject to fluctuations in the foreign currency exchange rate of the U.S. dollar with the Australian dollar and the Euro.

In the second quarter of 2004, the Company initiated a foreign currency put option program designed to mitigate a portion of the negative effects to net income due to a potential strengthening of the U.S. dollar relative to the Australian dollar and the Euro during the remainder of 2004. For the quarter and year, the Company recognized in other income a net expense of $0.2 million and $1.1 million respectively, due primarily to the changes in fair value of the foreign currency put options. The Company has put a similar program in place for 2005.

Net investment income for International Operations for the quarter and year totaled $12.8 million and $47.1 million respectively, compared to $9.0 million and $31.3 million for the same periods a year ago. The increases were due primarily to increases in the investment portfolios of PMI Australia and PMI Europe and an increase in the yield on investments in the PMI Australia investment portfolio.

Net income from PMI Australia for the quarter and year totaled $19.3 million and $76.3 million respectively, compared to $15.5 million and $62.4 million for the same periods a year ago. The increase for the year was due primarily to increases in premiums earned and net investment income and the strengthening of the Australian dollar compared to the U.S. dollar, partially offset by the change between the losses and loss adjustment expenses/(reversals) for PMI Australia for 2004 of $0.6 million compared to ($8.2) million for 2003.

In local currency, net income from PMI Australia for the quarter and year totaled AU$25.4 million and AU$103.5 million respectively, compared to AU$21.4 million and AU$95.2 million for the same periods a year ago.

Losses and loss adjustment expenses/(reversals) for PMI Australia for the quarter and year totaled ($0.1) million and $0.6 million respectively, compared to $0.4 million and ($8.2) million for the same periods a year ago. The change for year is primarily due to the release of $11.1 million of loss reserves in 2003. The low level of losses and loss adjustment expenses for the quarter and year is the result of the continued low claims paid and delinquent loan inventory. Claims paid totaled $0.5 million and $1.1 million for the quarter and year respectively, compared to $0.4 million and $2.7 million for the same periods a year ago.

Premiums earned for PMI Australia for the quarter and year totaled $27.1 million and $109.1 million respectively, compared to $26.3 million and $85.1 million for the same periods a year ago. The increase for the year was a result of an increase in insurance in force during 2004 and the strengthening of the Australian dollar versus the U.S. dollar.

Primary insurance in force for PMI Australia was $113.6 billion at December 31, 2004, compared to $87.9 billion at December 31, 2003. Primary risk in force for PMI Australia was $103.1 billion at December 31, 2004, compared to $79.3 billion at December 31, 2003.

New insurance written for PMI Australia for the quarter and year totaled $7.3 billion and $34.2 billion respectively, compared to $5.8 billion and $25.4 billion for the same periods a year ago. PMI Australia’s primary new insurance written includes flow channel insurance as well as insurance written on residential mortgage-backed securities, or RMBS. RMBS transactions include insurance on seasoned portfolios comprised of prime credit quality loans with loan-to-values principally below 80 percent. RMBS new insurance written for the quarter and year totaled $2.8 billion and $14.7 billion respectively, compared to $0.9 billion and $6.0 billion for the same periods a year ago.

Net income for PMI Europe for the quarter and year totaled $3.5 million and $17.3 million respectively, compared to $7.1 million and $11.0 million for the same periods a year ago. The decrease for the quarter was due primarily to reinsurance premiums earned in the fourth quarter of 2003 related to the then pending acquisition of the UK lenders’ mortgage insurance portfolio from R&SA. The increase for the year was due primarily to increases in premiums earned and net investment income. In local currency, net income from PMI Europe for the quarter and year totaled €2.7 million and €14.0 million respectively, compared to €6.0 million and €9.4 million for the same periods a year ago.

Net premiums written for PMI Europe for the quarter and year totaled $2.1 million and $9.6 million respectively, compared to $51.1 million and $55.4 million for the same periods a year ago. The decreases in net premiums written were due to the reinsurance premiums written in the fourth quarter 2003 related to the then pending acquisition of the UK lenders’ mortgage insurance portfolio from R&SA.

Premiums earned for PMI Europe for the quarter and year totaled $5.4 million and $20.9 million respectively, compared to $9.2 million and $13.7 million for the same periods a year ago. The decrease for the quarter was due to the reinsurance premiums earned in the fourth quarter 2003 related to the then pending acquisition of the UK lenders’ mortgage insurance portfolio from R&SA. The increase for the year was due primarily to the increase in the average insurance in force for the year.

Net investment income for PMI Europe for the quarter and year totaled $2.1 million and $8.9 million respectively, compared to $1.6 million and $5.0 million for the same periods a year ago. Insurance in force (including credit default swaps) for PMI Europe was $34.3 billion at December 31, 2004, compared $31.6 billion at December 31, 2003. Risk in force (including credit default swaps) for PMI Europe was $2.8 billion at December 31, 2004, compared to $3.1 billion at December 31, 2003.

PMI Europe has entered into credit default swaps which are classified as derivative instruments. Other income for PMI Europe for the quarter and year totaled $2.9 million and $6.8 million respectively, primarily relating to the change in the fair value of those instruments.

PMI’s Hong Kong reinsurance premiums earned for the quarter and year totaled $1.5 million and $6.3 million respectively, compared to $1.6 million and $5.3 million for the same periods a year ago. The increase for the year was due primarily to an increase in mortgage origination activity in Hong Kong. PMI’s Hong Kong branch reinsures mortgage risk for the Hong Kong Mortgage Corporation.

Financial Guaranty

Financial Guaranty, which includes equity in earnings from the Company’s investments in FGIC and RAM Re, reported net income for the quarter and year of $14.5 million and $60.7 million respectively, compared to $8.6 million and $10.4 million for the same periods a year ago. The increases were the result of our 42.1 percent investment in FGIC, which occurred in December 2003. For the quarter and year, equity in earnings from FGIC totaled $13.5 million (after tax) and $56.6 million (after tax) respectively. In 2004 FGIC made progress in establishing itself as a full service global financial guarantor strengthening their participation in the structured finance and international areas, while broadening their penetration in the municipal sector.

Equity in earnings from RAM Re for the quarter and year totaled $0.9 million (after tax) and $4.1 million (after tax) respectively, compared to $1.0 million (after tax) and $2.7 million (after tax) for the same periods a year ago. The decrease for the quarter was due primarily to an increase in interest expense. The increase for the year was due primarily to the $1.9 million charge in the first quarter of 2003 for other-than-temporary impairment to its investment portfolio. PMI reports equity in earnings from RAM Re on a one-quarter lag.

Other

The Other segment consists of revenues and expenses of the holding company, PMI Mortgage Services Co., SPS, and for 2003 and the first quarter of 2004 the discontinued operations of APTIC.

The Company has signed a letter of intent granting Credit Suisse First Boston (USA), Inc. with an option to buy 100 percent of the outstanding stock of SPS from PMI and the other SPS corporate shareholder. As a result of the agreement, PMI incurred a $13.3 million (after tax) realized capital loss on its investment in SPS for the quarter. The carrying value of the Company’s remaining investment in SPS, following the realized capital loss, is $109.5 million, and $16.7 million of receivables, which are current to date.

Net loss for the quarter totaled $28.0 million compared to a net loss of $11.9 million for the same period a year ago. The increase in the net loss for the quarter was due primarily to a $13.3 million (after tax) realized loss related to the letter of intent involving SPS, partially offset by a change in equity earnings from SPS and the release of $4.7 million of tax reserves. Net loss for the year totaled $15.8 million compared to $35.1 million for the same period a year ago. The decrease in net loss for the year was due to the $29.0 million (after tax) realized capital gain on sale of APTIC and a change in equity in earnings from SPS, partially offset by a $13.3 million (after tax) realized capital loss related to the agreement to sell SPS and the absence of net income from discontinued operations of APTIC.

Equity in earnings/(losses) from SPS for the quarter and year totaled ($0.2) million (after tax) and $0.4 million (after tax) respectively, compared to ($3.3) million (after tax) and ($16.4) million (after tax) for the same periods a year ago. The increase for the year was due to the absence of SPS-related settlement and legal expenses incurred in 2003. SPS recognized a charge in 2003 in connection with its settlement of a joint Federal Trade Commission and U.S. Department of Housing and Urban Development investigation and the estimated related costs of the settlement. In addition to equity in the earnings/(loss) of SPS, the Company realized a $13.3 million (after tax) realized capital loss related to the letter of intent involving SPS set forth above.

Other income totaled $5.3 million and $26.1 million for the quarter and year, compared to $3.9 million and $40.1 million for the same periods a year ago. The decline for the year was the result of a decline in contract underwriting volume.

Other underwriting and operating expenses for the quarter and year totaled $20.3 million and $71.9 million respectively, compared to $20.1 million and $83.2 million for the same periods a year ago. The level of expenses for the year reflect lower contract underwriting expenses due to decreased volume, partially offset by higher holding company expenses including compensation and interest expense.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE:PMI) headquartered in Walnut Creek, California is an international provider of credit enhancement products that promotes homeownership and facilitates mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the Company offers residential mortgage insurance and credit enhancement products domestically and internationally as well as financial guaranty insurance and reinsurance.

The Company is an advocate of affordable housing and supports a number of organizations that foster greater access to affordable housing. The Company’s approach to affordable housing lending is to develop products and services that assist responsible borrowers who may not qualify for mortgage loans under traditional underwriting practices.

Cautionary Statement: Statements in this press release that are not historical facts, and that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the Company’s field office consolidation. Readers are cautioned that these forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, among others, refinements of our estimates of savings and charges as we implement the office consolidation, conditions affecting the Company’s mortgage insurance operations, and general economic conditions. Risks and uncertainties that could affect the Company are discussed in our Form 10-Q for the quarter ended June 30, 2004.

# # #

THE PMI GROUP, INC. AND SUBSIDIARIES

FINANCIAL RESULTS AND STATISTICAL INFORMATION FOR THE PERIOD ENDED DECEMBER 31, 2004

Contents
Consolidated Statements of Operations and Balance Sheets	Page 2

Business Segments Results of Operations - Three Months Ended December 31, 2004 and 2003	Page 3

Business Segments Results of Operations - Year Ended December 31, 2004 and 2003	Page 4

Business Segments Balance Sheets	Page 5

U.S. Mortgage Insurance Operations Analysis of Loss Reserves and Statistical Information	Page 6

U.S. Mortgage Insurance Operations and CMG Mortgage Insurance Company Statistical Information	Page 7

PMI Australia and PMI Europe Statistical Information	Page 8

Appendix A - U.S. Mortgage Insurance Operations Supplemental Statistical Information	Page 9

Appendix B - PMI Australia and PMI Europe Quarterly Financial Information	Page 10

Appendix C - Business Segment Results of Operations by Quarter	Page 11

Please refer to the following when noted:

(1)	The PMI Group, Inc.’s (“The PMI Group”) equity earnings in unconsolidated subsidiaries include FGIC Corporation (“FGIC”), SPS Holding Corp. (“SPS”), CMG Mortgage Insurance Company (“CMG”), RAM Reinsurance and other limited partnership interests. As of December 31, 2004, the equity investment in SPS was reclassified from investments in unconsolidated subsidiaries to equity investment held for sale. The PMI Group and its subsidiaries are collectively referred to as the “Company”.

(2)	In January 2005, PMI Mortgage Insurance Co. (“PMI”) signed a letter of intent with Credit Suisse First Boston (USA), Inc. (“CSFB”) pursuant to which CSFB has an option to acquire 100% of PMI’s outstanding stock of SPS. Based on the proposed purchase price, PMI recorded a write-down of its equity investment in SPS for $20.4 million. The write-down was recorded as a realized loss of discontinued operations of equity investment due to PMI’s decision to sell SPS. According to Statement of Financial Accounting Standards No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, we are not permitted to present the disposal of equity method investments as discontinued operations.

(3)	The $2.6 million refund relates to the settlement in 2001 of the Baynham class action litigation.

(4)	Emerging Issues Task Force (“EITF”) Issue No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share, states that the dilutive effect of contingently convertible debt and other instruments (“CoCo’s”) must be included in dilutive earnings per share regardless of whether the triggering contingency based on the market price of the issuer’s shares has been satisfied. This change in accounting principle was applied on a retroactive basis. This EITF issue is effective for all periods ending after December 15, 2004. The EITF resulted in additional dilution to the Company’s diluted earnings per share by affecting the Company’s $360.0 million 2.5% senior convertible debentures, which are CoCo’s. For purposes of determining dilutive earnings per share, the interest expense, net of tax, was added back to net income and an additional 8.15 million common shares was added to diluted shares outstanding for the year ended December 31, 2004. Inclusion of the CoCo’s in diluted shares outstanding resulted in a decrease to diluted earnings per share of $0.24 for the year ended December 31, 2004.

(5)	The operating results, assets and liabilities of American Pioneer Title Insurance Company (“APTIC”) were reflected as discontinued operations in the fourth quarter of 2003 with prior period financial information reclassified accordingly. The Company completed its sale of APTIC in March 2004 and recorded a gain on sale of discontinued operations of $30.1 million, net of $17.1 million of income tax expense. In December 2004, the Company reduced its gain on sale of APTIC by $1.1 million, net of a $0.6 million income tax benefit, due to a pension settlement loss triggered by former APTIC pension plan participants receiving lump sum payments during the year.

(6)	U.S. Mortgage Insurance Operations include the operating results of PMI Mortgage Insurance Co. and affiliated U.S. mortgage insurance and reinsurance Companies. CMG and its affiliates are included under the equity method of accounting in equity in earnings from unconsolidated subsidiaries.

(7)	International Operations include PMI Australia, PMI Europe and PMI’s Hong Kong reinsurance operations.

(8)	Financial Guaranty represents our equity investments of FGIC and RAM Reinsurance.

(9)	The “Other” segment includes other income and related operating expenses of PMI Mortgage Services Co.; investment income, interest expense and corporate overhead of The PMI Group; the results of our dormant U.S. insurance companies; realized loss from discontinued operations of equity investment; equity in earnings (losses) from SPS; and the results from and realized gain on sale of discontinued operations of APTIC.

(10)	The expense ratio is the ratio, expressed as a percentage, of the sum of amortization of policy acquisition costs and other underwriting expenses to net premiums written. The loss ratio is the ratio, expressed as a percentage, of the sum of losses and loss adjustment expenses to premiums earned,

(11)	Pool insurance includes modified pool, GSE pool, old pool and all other pool insurance products for U.S. Mortgage Insurance Operations.

(12)	Statutory risk-to-capital ratio for PMI.

Note	The interim financial and statistical information contained in this material are unaudited. Certain prior year information has been reclassified to conform to the current quarters’ presentation.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Dollars in thousands, except per share data)
Net premiums written	$200,103	$350,850	$771,362	$876,001

Revenues
Premiums earned	$202,312	$182,398	$770,399	$696,928
Net investment income	42,991	47,183	168,609	149,779
Equity in earnings from unconsolidated subsidiaries (1)	19,750	3,671	83,554	4,597
Net realized investment gains	(275)	(4,213)	2,621	84
Realized loss from discontinued operations of equity investment (2)	(20,420)	—	(20,420)	—
Other income	8,404	3,710	33,473	40,333

Total revenues	252,762	232,749	1,038,236	891,721

Losses and expenses
Losses and loss adjustment expenses	60,092	59,371	237,282	209,088
Amortization of policy acquisition costs	19,650	23,236	85,216	89,327
Other underwriting and operating expenses	57,765	46,273	201,781	175,693
Field operations restructuring charge	—	—	2,914	—
Legal settlement refund (3)	—	—	(2,574)	—
Interest expense and distributions on mandatorily redeemable preferred securities	8,652	7,846	34,626	24,491

Total losses and expenses	146,159	136,726	559,245	498,599

Income from continuing operations before income taxes	106,603	96,023	478,991	393,122
Income taxes from continuing operations	24,952	30,086	112,459	118,814

Income from continuing operations after income taxes	81,651	65,937	366,532	274,308

Income from discontinued operations before income taxes (5)	—	10,277	5,756	26,893
Income taxes from discontinued operations (5)	—	1,396	1,958	7,186

Income from discontinued operations after income taxes (5)	—	8,881	3,798	19,707

Gain on sale of discontinued operations, net of income taxes (5)	(1,105)	—	29,003	—

Income before extraordinary item	80,546	74,818	399,333	294,015
Extraordinary gain on write-off of negative goodwill at FGIC, net of income taxes	—	5,418	—	5,418

Net income	$80,546	$80,236	$399,333	$299,433

Diluted weighted average common shares outstanding (shares in thousands) (4)	104,436	102,610	105,231	99,198

Diluted net income per share	$0.79	$0.80	$3.87	$3.09

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
	(Dollars in thousands, except per share data)
Assets
Cash and investments, at fair value	$3,621,550	$3,202,881
Investments in unconsolidated subsidiaries	911,604	937,846
Equity investment held for sale (2)	109,519	—
Related party receivables	18,439	27,840
Reinsurance receivable, reinsurance recoverable and prepaid premiums	49,657	56,799
Deferred policy acquisition costs	92,438	102,074
Other assets	342,760	348,987
Assets - discontinued operations (5)	—	117,862

Total assets	$5,145,967	$4,794,289

Liabilities
Reserve for losses and loss adjustment expenses	$364,847	$346,939
Unearned premiums	484,815	469,001
Long-term debt	819,529	819,543
Other liabilities	339,021	330,560
Liabilities - discontinued operations (5)	—	44,217

Total liabilities	2,008,212	2,010,260

Shareholders’ equity	3,137,755	2,784,029

Total liabilities and shareholders’ equity	$5,145,967	$4,794,289

Basic shares issued and outstanding	94,025	95,162

Book value per share	$33.37	$29.26

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS RESULTS OF OPERATIONS

	U.S. Mortgage Insurance Operations (6)	International Operations (7)	Financial Guaranty (8)	Other (9)	Consolidated Total
	Three Months Ended December 31, 2004
	(Dollars in thousands)
Net premiums written	$153,916	$46,156	$—	$31	$200,103

Revenues
Premiums earned	$168,313	$33,979	$—	$20	$202,312
Net investment income	25,496	12,789	—	4,706	42,991
Equity in earnings (losses) from unconsolidated subsidiaries (1)	4,569	—	16,156	(975)	19,750
Net realized investment losses	(12)	(263)	—	—	(275)
Realized loss from discontinued operations of equity investment (2)	—	—	—	(20,420)	(20,420)
Other income	15	3,044	—	5,345	8,404

Total revenues	198,381	49,549	16,156	(11,324)	252,762

Losses and expenses
Losses and loss adjustment expenses	58,355	1,737	—	—	60,092
Amortization of policy acquisition costs	16,585	3,065	—	—	19,650
Other underwriting and operating expenses	27,258	10,235	—	20,272	57,765
Field operations restructuring charge	—	—	—	—	—
Interest expense	12	—	—	8,640	8,652

Total losses and expenses	102,210	15,037	—	28,912	146,159

Income (loss) from continuing operations before income taxes	96,171	34,512	16,156	(40,236)	106,603
Income tax (benefit) from continuing operations	26,328	10,274	1,689	(13,339)	24,952

Income (loss) from continuing operations after income taxes	69,843	24,238	14,467	(26,897)	81,651

Loss on sale of discontinued operations, net of tax benefit (5)	—	—	—	(1,105)	(1,105)

Net income (loss)	$69,843	$24,238	$14,467	$(28,002)	$80,546

Expense ratio (10)	28.5%	28.8%
Loss ratio (10)	34.7%	5.1%
Combined ratio	63.2%	33.9%

	Three Months Ended December 31, 2003
	(Dollars in thousands)
Net premiums written	$252,857	$97,962	$—	$31	$350,850

Revenues
Premiums earned	$145,209	$37,168	$—	$21	$182,398
Net investment income	35,611	9,042	—	2,530	47,183
Equity in earnings (losses) from unconsolidated subsidiaries (1)	3,770	—	3,862	(3,961)	3,671
Net realized investment gains (losses)	(3,860)	(675)	—	322	(4,213)
Other income (loss)	60	(260)	—	3,910	3,710

Total revenues	180,790	45,275	3,862	2,822	232,749

Losses and expenses
Losses and loss adjustment expenses	58,220	1,151	—	—	59,371
Amortization of policy acquisition costs	20,274	2,962	—	—	23,236
Other underwriting and operating expenses	19,529	6,653	—	20,091	46,273
Interest expense and distributions on redeemable preferred securities	29	5	—	7,812	7,846

Total losses and expenses	98,052	10,771	—	27,903	136,726

Income (loss) from continuing operations before income taxes	82,738	34,504	3,862	(25,081)	96,023
Income tax (benefit) from continuing operations	23,351	10,316	691	(4,272)	30,086

Income (loss) from continuing operations after income taxes	59,387	24,188	3,171	(20,809)	65,937

Income from discontinued operations before income taxes (5)	—	—	—	10,277	10,277
Income taxes from discontinued operations (5)	—	—	—	1,396	1,396

Income from discontinued operations after income taxes (5)	—	—	—	8,881	8,881

Income before extraordinary item	59,387	24,188	3,171	(11,928)	74,818
Extraordinary gain on write-off of negative goodwill at FGIC, net of income taxes	—	—	5,418	—	5,418

Net income (loss)	$59,387	$24,188	$8,589	$(11,928)	$80,236

Expense ratio (10)	15.7%	9.8%
Loss ratio (10)	40.1%	3.1%
Combined ratio	55.8%	12.9%

BUSINESS SEGMENTS RESULTS OF OPERATIONS

	U.S. Mortgage Insurance Operations (6)	International Operations (7)	Financial Guaranty (8)	Other (9)	Consolidated Total
	Year Ended December 31, 2004
	(Dollars in thousands)
Net premiums written	$598,119	$173,178	$—	$65	$771,362

Revenues
Premiums earned	$634,004	$136,321	$—	$74	$770,399
Net investment income	102,230	47,091	—	19,288	168,609
Equity in earnings from unconsolidated subsidiaries (1)	15,280	—	67,844	430	83,554
Net realized investment gains (losses)	2,582	595	—	(556)	2,621
Realized loss from discontinued operations of equity investment (2)	—	—	—	(20,420)	(20,420)
Other income	47	7,342	—	26,084	33,473

Total revenues	754,143	191,349	67,844	24,900	1,038,236

Losses and expenses
Losses and loss adjustment expenses	233,157	4,125	—	—	237,282
Amortization of policy acquisition costs	72,129	13,087	—	—	85,216
Other underwriting and operating expenses	98,473	31,388	—	71,920	201,781
Field operations restructuring charge	2,914	—	—	—	2,914
Legal settlement refund (3)	(2,574)	—	—	—	(2,574)
Interest expense	62	73	—	34,491	34,626

Total losses and expenses	404,161	48,673	—	106,411	559,245

Income (loss) from continuing operations before income taxes	349,982	142,676	67,844	(81,511)	478,991
Income tax (benefit) from continuing operations	95,467	42,761	7,142	(32,911)	112,459

Income (loss) from continuing operations after income taxes	254,515	99,915	60,702	(48,600)	366,532

Income from discontinued operations before income taxes (5)	—	—	—	5,756	5,756
Income taxes from discontinued operations (5)	—	—	—	1,958	1,958

Income from discontinued operations after income taxes (5)	—	—	—	3,798	3,798

Gain on sale of discontinued operations, net of income taxes (5)	—	—	—	29,003	29,003

Net income (loss)	$254,515	$99,915	$60,702	$(15,799)	$399,333

Expense ratio (10)	28.5%	25.7%
Loss ratio (10)	36.8%	3.0%
Combined ratio	65.3%	28.7%

	Year Ended December 31, 2003
	(Dollars in thousands)
Net premiums written	$685,053	$190,869	$—	$79	$876,001

Revenues
Premiums earned	$592,814	$104,028	$—	$86	$696,928
Net investment income	103,083	31,314	—	15,382	149,779
Equity in earnings (losses) from unconsolidated subsidiaries (1)	13,574	—	6,587	(15,564)	4,597
Net realized investment gains (losses)	1,688	268	—	(1,872)	84
Other income	138	130	—	40,065	40,333

Total revenues	711,297	135,740	6,587	38,097	891,721

Losses and expenses
Losses and loss adjustment expenses (reversals)	214,684	(5,596)	—	—	209,088
Amortization of policy acquisition costs	78,877	10,450	—	—	89,327
Other underwriting and operating expenses	72,173	20,322	—	83,198	175,693
Interest expense and distributions on redeemable preferred securities	167	5	—	24,319	24,491

Total losses and expenses	365,901	25,181	—	107,517	498,599

Income (loss) from continuing operations before income taxes	345,396	110,559	6,587	(69,420)	393,122
Income tax (benefit) from continuing operations	99,903	31,912	1,645	(14,646)	118,814

Income (loss) from continuing operations after income taxes	245,493	78,647	4,942	(54,774)	274,308

Income from discontinued operations before income taxes (5)	—	—	—	26,893	26,893
Income taxes from discontinued operations (5)	—	—	—	7,186	7,186

Income from discontinued operations after income taxes (5)	—	—	—	19,707	19,707

Income before extraordinary item	245,493	78,647	4,942	(35,067)	294,015
Extraordinary gain on write-off of negative goodwill at FGIC, net of income taxes	—	—	5,418	—	5,418

Net income (loss)	$245,493	$78,647	$10,360	$(35,067)	$299,433

Expense ratio (10)	22.0%	16.1%
Loss ratio (10)	36.2%	-5.4%
Combined ratio	58.3%	10.7%

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS BALANCE SHEETS

	U.S. Mortgage Insurance Operations (6)	International Operations (7)	Financial Guaranty (8)	Other (9)	Consolidated Total
	December 31, 2004
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$2,132,300	$1,030,751	$—	$458,499	$3,621,550
Investments in unconsolidated subsidiaries	112,456	—	774,880	24,268	911,604
Equity investment held for sale (2)	—	—	—	109,519	109,519
Related party receivables	1,633	—	—	16,806	18,439
Reinsurance receivable, recoverable and prepaid premiums	31,110	18,547	—	—	49,657
Deferred policy acquisition costs	53,998	38,440	—	—	92,438
Other assets	208,806	26,460	—	107,494	342,760

Total assets	$2,540,303	$1,114,198	$774,880	$716,586	$5,145,967

Liabilities
Reserve for losses and loss adjustment expenses	$338,620	$26,224	$—	$3	$364,847
Unearned premiums	152,685	332,091	—	39	484,815
Long-term debt	—	—	—	819,529	819,529
Other liabilities	237,431	71,740	12,424	17,426	339,021

Total liabilities	728,736	430,055	12,424	836,997	2,008,212

Shareholders’ equity	1,811,567	684,143	762,456	(120,411)	3,137,755

Total liabilities and shareholders’ equity	$2,540,303	$1,114,198	$774,880	$716,586	$5,145,967

	December 31, 2003
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$2,042,152	$836,570	$—	$324,159	$3,202,881
Investments in unconsolidated subsidiaries	97,389	—	700,828	139,629	937,846
Related party receivables	1,698	—	—	26,142	27,840
Reinsurance receivable, recoverable and prepaid premiums	39,774	17,025	—	—	56,799
Deferred policy acquisition costs	69,656	32,418	—	—	102,074
Other assets	217,063	19,792	—	112,132	348,987
Assets - discontinued operations (5)	—	—	—	117,862	117,862

Total assets	$2,467,732	$905,805	$700,828	$719,924	$4,794,289

Liabilities
Reserve for losses and loss adjustment expenses	$325,262	$21,674	$—	$3	$346,939
Unearned premiums	181,854	287,099	—	48	469,001
Long-term debt	—	—	—	819,543	819,543
Other liabilities	160,959	52,067	6,085	111,449	330,560
Liabilities - discontinued operations (5)	—	—	—	44,217	44,217

Total liabilities	668,075	360,840	6,085	975,260	2,010,260

Shareholders’ equity	1,799,657	544,965	694,743	(255,336)	2,784,029

Total liabilities and shareholders’ equity	$2,467,732	$905,805	$700,828	$719,924	$4,794,289

THE PMI GROUP, INC. AND SUBSIDIARIES

U.S. MORTGAGE INSURANCE OPERATIONS ANALYSIS OF RESERVE FOR LOSSES AND LAE (6)

	December 31, 2004		September 30, 2004		December 31, 2003
	Loans in Default	Reserve for Losses and LAE	Loans in Default	Reserve for Losses and LAE	Loans in Default	Reserve for Losses and LAE
	(Dollars in thousands)
Primary insurance	39,054	$306,023	37,111	$301,643	37,445	$292,531
Pool insurance	17,186	32,597	16,890	33,106	16,763	32,731

Total	56,240	$338,620	54,001	$334,749	54,208	$325,262

Reconciliation of Reserve for Losses and LAE

	December 31, 2004	September 30, 2004	Reserve Change
	(Dollars in thousands)
Gross reserve for losses and LAE:
Primary insurance	$306,023	$301,643	$4,380
Pool insurance	32,597	33,106	(509)

Total gross reserve for losses and LAE	338,620	334,749	3,871

Ceded reserve for losses:
Primary insurance	(2,289)	(2,634)	345
Pool insurance	(117)	(117)	—

Total ceded reserve for losses	(2,406)	(2,751)	345

Net reserve for losses and LAE	$336,214	$331,998	$4,216

U.S. MORTGAGE INSURANCE OPERATIONS STATISTICAL INFORMATION (6)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Flow insurance written (in millions)	$8,259	$10,510	$36,257	$50,236
Bulk insurance written (in millions)	2,260	1,363	4,956	7,065

Primary new insurance written (in millions)	$10,519	$11,873	$41,213	$57,301

Primary new risk written (in millions)	$2,741	$2,890	$10,680	$13,532

Pool insurance written (in millions) (11)	$3,043	$8,429	$10,454	$15,962

Pool risk written (in millions) (11)	$84	$163	$251	$394

Product mix as a % of new insurance written:
97% LTV’s	15%	14%	12%	11%
95% LTV’s	26%	30%	30%	28%
90% LTV’s	36%	37%	38%	39%
95% LTV’s with >= 30% coverage	22%	23%	25%	21%
90% LTV’s with >= 25% coverage	31%	29%	32%	29%
ARMs	33%	11%	25%	9%
Monthlies	98%	89%	98%	91%
Refinances	33%	34%	32%	45%
Bulk transactions	21%	40%	12%	18%

Premiums written (in thousands):
Gross premiums written	$197,953	$303,945	$767,399	$847,195
Ceded premiums, net of assumed premiums	(40,613)	(41,844)	(155,274)	(136,442)
Refunded premiums	(3,424)	(9,244)	(14,006)	(25,700)

Net premiums written	153,916	252,857	598,119	685,053
Change in unearned premiums	14,397	(107,648)	35,885	(92,239)

Net premiums earned	$168,313	$145,209	$634,004	$592,814

THE PMI GROUP, INC. AND SUBSIDIARIES

U.S. MORTGAGE INSURANCE OPERATIONS STATISTICAL INFORMATION (6)

	December 31, 2004	September 30, 2004	December 31, 2003
Primary insurance in force (in millions)	$105,321	$104,782	$105,241
Primary risk in force (in millions)	$25,658	$25,259	$24,668
Pool risk in force (in millions) (11)	$2,408	$2,389	$2,858
Risk-to-capital ratio (12)	8.2 to 1	8.6 to 1	9.1 to 1
Insured primary loans	803,236	805,859	827,225
Persistency	60.9%	59.5%	44.6%
Primary loans in default	39,054	37,111	37,445
Primary default rate	4.86%	4.61%	4.53%
Primary claims paid (year-to-date in thousands)	$193,178	$145,434	$176,890
Number of primary claims paid (year-to-date)	8,335	6,354	7,501
Average primary claim size (year-to-date in thousands)	$23.2	$22.9	$23.6
Percentage of NIW subject to captive reinsurance arrangements (year-to-date)	55.7%	56.1%	54.1%
Percentage of IIF subject to captive reinsurance arrangements (year-to-date)	53.7%	53.1%	50.0%

CMG MORTGAGE INSURANCE COMPANY STATISTICAL INFORMATION

	December 31, 2004	September 30, 2004	December 31, 2003
Primary new insurance written (year-to-date in millions)	$5,355	$4,074	$7,015
Primary insurance in force (in millions)	$14,037	$14,018	$12,560
Primary risk in force (in millions)	$3,219	$3,176	$2,772
Insured primary loans	105,568	105,390	98,412
Persistency	69.1%	70.3%	50.8%
Primary loans in default	666	625	516
Primary default rate (year-to-date)	0.63%	0.59%	0.52%
Primary claims paid (year-to-date in thousands)	$5,111	$3,751	$3,026
Number of primary claims paid (year-to-date)	244	174	148
Average primary claims size (year-to-date in thousands)	$20.9	$21.6	$20.4

THE PMI GROUP, INC. AND SUBSIDIARIES

PMI AUSTRALIA STATISTICAL INFORMATION

	December 31, 2004	September 30, 2004	December 31, 2003
Net premium written (year-to-date in thousands)	$151,164	$112,801	$127,750
Premium earned (year-to-date in thousands)	$109,071	$81,937	$85,050
Flow insurance written (year-to-date in millions)	$19,540	$14,960	$19,383
RMBS insurance written (year-to-date in millions)	14,669	11,916	6,044

New insurance written (year-to-date in millions)	$34,209	$26,876	$25,427
Insurance in force (in millions)	$113,628	$102,527	$87,909
Risk in force (in millions)	$103,135	$92,979	$79,294
Policies in force	926,073	916,070	712,866
Loans in default	1,020	1,101	1,207
Delinquency rate	0.11%	0.12%	0.17%
Claims paid (year-to-date in thousands)	$1,111	$634	$2,663
Number claims paid (year-to-date)	65	45	223
Average claim size (year-to-date in thousands)	$17.1	$14.1	$11.9

PMI EUROPE STATISTICAL INFORMATION

	December 31, 2004	September 30, 2004	December 31, 2003
Net premium written (year-to-date in thousands)	$9,568	$7,426	$55,418
Premium earned (year-to-date in thousands)	$20,944	$15,575	$13,685
New credit default swap written (year-to-date in millions)	$2,603	$2,603	$6,440
New reinsurance written (year-to-date in millions)	$—	$—	$17,034
Insurance in force (in millions)	$34,332	$32,950	$31,558
Risk in force (in millions)	$2,747	$3,244	$3,096
Claims paid (year-to-date in thousands)	$979	$899	$834
Number claims paid (year-to-date)	77	66	67

THE PMI GROUP, INC. AND SUBSIDIARIES

APPENDIX A - U.S. MORTGAGE INSURANCE OPERATIONS SUPPLEMENTAL STATISTICAL INFORMATION (6)

	12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003
Primary insurance in force (in millions)
Flow	$93,263	$93,601	$92,968	$93,161	$93,279
Bulk	12,058	11,181	11,238	11,143	11,962

Total	$105,321	$104,782	$104,206	$104,304	$105,241

Primary risk in force (in millions)
Flow	$22,885	$22,741	$22,342	$22,143	$22,047
Bulk	2,773	2,518	2,460	2,402	2,621

Total	$25,658	$25,259	$24,802	$24,545	$24,668

Primary policies in force	803,236	805,859	807,822	816,624	827,225

Primary risk in force - credit score distribution
Flow 619-575	6.2%	6.4%	6.6%	6.8%	7.1%
574 or below	1.8%	1.9%	2.0%	2.1%	2.2%

Bulk 619-575	21.1%	21.6%	21.0%	21.3%	21.6%
574 or below	13.0%	12.7%	12.2%	12.7%	12.8%

Total 619-575	7.8%	7.9%	8.0%	8.3%	8.6%
574 or below	3.0%	3.0%	3.0%	3.1%	3.3%

Primary average loan size (in thousands)
Flow	$131.3	$130.5	$129.3	$128.1	$127.4
Bulk	$129.8	$127.1	$126.9	$124.9	$126.1
Total	$131.1	$130.1	$129.0	$127.7	$127.2

Loss severity - primary (quarterly)
Flow	84.9%	77.4%	83.0%	82.1%	81.6%
Bulk	84.6%	78.8%	83.5%	82.1%	83.4%
Total	84.8%	77.8%	83.1%	82.1%	82.2%

Alt-A primary insurance in force (in millions)

With FICO scores of 660 and above	$10,250	$9,421	$8,590	$7,623	$7,167
With FICO scores below 660 and above 619	2,029	1,836	1,648	1,330	1,233

Total Alt-A primary insurance in force	$12,279	$11,257	$10,238	$8,953	$8,400

NEW INSURANCE WRITTEN AND INSURANCE IN FORCE ANALYSIS

	12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003
FICO > 700 and LTV > 80 (in millions)
Primary new insurance written (year-to-date)	$16,643	$12,788	$8,633	$3,826	$26,172
Primary insurance in force	$43,801	$43,862	$43,640	$43,660	$43,800

Total portfolio (in millions)

Primary new insurance written (year-to-date)	$41,213	$30,695	$20,205	$8,799	$57,301
Primary insurance in force	$105,321	$104,782	$104,206	$104,304	$105,241

FICO > 700 and LTV > 80 as a percentage of total portfolio

Primary new insurance written (year-to-date)	40.4%	41.7%	42.7%	43.5%	45.7%
Primary insurance in force	41.6%	41.9%	41.9%	41.9%	41.6%

THE PMI GROUP, INC. AND SUBSIDIARIES

APPENDIX B - PMI AUSTRALIA AND PMI EUROPE QUARTERLY FINANCIAL INFORMATION

PMI AUSTRALIA

	12/31/04	9/30/04	6/30/04	3/31/04	12/31/03	9/30/03	6/30/03	3/31/03
	(Australian $ in thousands, unless otherwise noted)
Income Statement Components - Quarter Ended

Premiums earned	$35,819	$37,109	$37,308	$37,790	$36,766	$32,855	$30,811	$29,103
Net investment income	$14,087	$13,098	$12,677	$12,139	$9,235	$12,309	$9,525	$8,396
Total expenses	$13,624	$13,413	$12,799	$12,030	$12,160	$(216)	$9,282	$8,141
Net income	$25,447	$24,725	$26,832	$26,518	$21,441	$31,993	$21,412	$20,335

Net income (US$ in thousands)	$19,272	$17,554	$19,219	$20,265	$15,511	$21,073	$13,746	$12,059

Balance Sheet Components

Assets

Cash and investments, at fair value	$1,027,236	$973,479	$924,330	$892,864	$853,920	$816,143	$777,701	$737,605
Total assets	$1,116,874	$1,068,080	$1,013,102	$976,723	$935,904	$891,787	$853,196	$813,073

Liabilities and Shareholders’ Equity

Loss reserves	$12,547	$13,692	$13,556	$13,537	$13,536	$13,698	$25,450	$27,541
Unearned premiums	$378,981	$364,120	$346,748	$330,477	$321,441	$297,042	$277,921	$265,419
Shareholders’ equity	$673,124	$642,585	$607,781	$586,842	$556,329	$539,141	$515,622	$488,032

PMI EUROPE

	12/31/04	9/30/04	6/30/04	3/31/04	12/31/03	9/30/03	6/30/03	3/31/03
	(Euro € in thousands, unless otherwise noted)
Income Statement Components - Quarter Ended

Premiums earned	€4,140	€4,233	€4,172	€4,295	€7,765	€1,283	€1,867	€792
Net investment income	€1,435	€2,294	€1,642	€2,198	€1,181	€1,491	€974	€1,139
Total expenses	€3,679	€1,476	€1,462	€1,768	€1,723	€1,144	€1,376	€814
Net income	€2,703	€3,942	€3,535	€3,781	€5,955	€1,299	€1,329	€818

Net income (US$ in thousands)	$3,489	$4,822	$4,260	$4,726	$7,089	$1,469	$1,533	$874

Balance Sheet Components

Assets

Cash and investments, at fair value	€169,165	€164,558	€161,129	€162,621	€154,369	€98,847	€94,132	€91,245
Total assets	€179,134	€175,731	€172,402	€170,600	€160,891	€100,878	€100,302	€95,688

Liabilities and Shareholders’ Equity

Loss reserves	€12,126	€10,656	€10,497	€10,031	€9,624	€2,109	€1,956	€1,021
Unearned premiums	€26,859	€29,363	€31,748	€33,903	€36,029	€183	€566	€281
Shareholders’ equity	€121,494	€117,142	€111,691	€109,386	€100,524	€95,289	€95,115	€92,326

THE PMI GROUP, INC. AND SUBSIDIARIES

APPENDIX C - BUSINESS SEGMENT RESULTS OF OPERATIONS BY QUARTER

	2004
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(Dollars in thousands)
U.S. Mortgage Insurance Operations (6)

Net premiums written	$153,064	$147,407	$143,732	$153,916

Revenues
Premiums earned	$149,023	$154,392	$162,276	$168,313
Net investment income	24,458	27,944	24,332	25,496
Equity in earnings from unconsolidated subsidiaries (1)	3,328	3,676	3,707	4,569
Net realized investment gains (losses)	1,087	(166)	1,672	(12)
Other income (expense)	81	(25)	(24)	15

Total revenues	177,977	185,821	191,963	198,381

Losses and expenses
Losses and loss adjustment expenses	58,956	55,755	60,092	58,355
Amortization of policy acquisition costs	19,433	18,109	18,003	16,585
Other underwriting and operating expenses	24,627	23,799	22,785	27,258
Field operations restructuring charge	1,510	1,089	315	—
Legal settlement refund (3)	—	—	(2,574)	—
Interest expense	21	17	13	12

Total losses and expenses	104,547	98,769	98,634	102,210

Income before income taxes	73,430	87,052	93,329	96,171
Income taxes	19,822	23,790	25,528	26,328

Net income (loss)	$53,608	$63,262	$67,801	$69,843

International Operations (7)

Net premiums written	$40,323	$43,460	$43,238	$46,156

Revenues
Premiums earned	$36,259	$33,255	$32,829	$33,979
Net investment income	11,807	10,646	11,848	12,789
Net realized investment gains (losses)	225	377	256	(263)
Other income	1,602	2,399	296	3,044

Total revenues	49,893	46,677	45,229	49,549

Losses and expenses
Losses and loss adjustment expenses	864	777	746	1,737
Amortization of policy acquisition costs	3,662	3,135	3,225	3,065
Other underwriting and operating expenses	6,867	6,940	7,346	10,235
Interest expense	1	60	12	—

Total losses and expenses	11,394	10,912	11,329	15,037

Income before income taxes	38,499	35,765	33,900	34,512
Income taxes	11,470	10,799	10,218	10,274

Net income (loss)	$27,029	$24,966	$23,682	$24,238

Financial Guaranty (8)

Equity in earnings from unconsolidated subsidiaries (1)	$14,928	$19,699	$17,061	$16,156
Income taxes	1,413	2,220	1,820	1,689

Net income (loss)	$13,515	$17,479	$15,241	$14,467

Other (9)

Net premiums written	$17	$9	$9	$31

Revenues
Premiums earned	$20	$16	$18	$20
Net investment income	3,776	5,032	5,775	4,706
Equity in earnings (losses) from unconsolidated subsidiaries (1)	842	210	353	(975)
Net realized investment losses	(37)	(143)	(374)	—
Realized loss from discontinued operations of equity investment (2)	—	—	—	(20,420)
Other income	7,168	7,424	6,146	5,345

Total revenues	11,769	12,539	11,918	(11,324)

Losses and expenses
Other underwriting and operating expenses	17,316	17,790	16,545	20,272
Interest expense	8,493	8,745	8,612	8,640

Total losses and expenses	25,809	26,535	25,157	28,912

Loss from continuing operations before income tax benefit	(14,040)	(13,996)	(13,239)	(40,236)

Income tax benefit from continuing operations	(5,451)	(4,964)	(9,158)	(13,339)

Loss from continuing operations after income tax benefit	(8,589)	(9,032)	(4,081)	(26,897)

Income from discontinued operations before income taxes	5,756	—	—	—
Income taxes from discontinued operations	1,958	—	—	—

Income from discontinued operations after income taxes	3,798	—	—	—

Gain on sale of discontinued operations, net of income taxes (5)	30,108	—	—	(1,105)

Net income (loss)	$25,317	$(9,032)	$(4,081)	$(28,002)